Exhibit 99.1

CONTACTS:	Sung Lee, Investors
(650) 524-7792

Michele Rest, Media
(650) 577-6935

HARISH  MANWANI  JOINS  GILEAD  SCIENCES’  BOARD  OF  DIRECTORS

FOSTER CITY, Calif., May 9, 2018 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that Harish M. Manwani has been appointed to the company’s Board of Directors.

Mr. Manwani is a Global Executive Advisor to the private equity business of Blackstone, a leading asset management company. He was previously Chief Operating Officer of the global consumer products company Unilever PLC. He began his career at Unilever in 1976 and held senior management positions in Unilever businesses around the world for nearly 40 years. He brings broad international operational expertise, having worked extensively in Asia, Africa, Europe and the Americas. Mr. Manwani is currently the Chairman of Hindustan Unilever Ltd., and serves on the Boards of Nielsen Holdings PLC, Qualcomm Inc. and Whirlpool Corp. He is also on the Board of Economic Development Board of Singapore and is the Chairman of the Board of Indian School of Business.

“We are very pleased to welcome Harish Manwani to our Board of Directors,” said John Milligan, Ph.D., President and Chief Executive Officer, Gilead Sciences. “Harish brings extensive experience in driving growth across complex organizations on a global scale.  His expertise will help guide our strategy as Gilead continues to grow in new geographies and address unmet medical needs for people around the world.”

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Gilead has operations in more than 30 countries worldwide, with headquarters in Foster City, California.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@GileadSciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.